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                                                                    Exhibit 99.7

                          BOSTON LIFE SCIENCES, INC.

         Officer's Certificate of Adjustment of the Conversion Price of
                 10% Convertible Senior Secured Promissory Notes

         Reference is made to those certain 10% Convertible Senior Secured Promissory Notes (the "Notes"), dated as of July 25, 2002 (original aggregate principal amount of $4,000,000) and December 1, 2002 (original aggregate principal amount of $143,333) issued by Boston Life Sciences, Inc., a Delaware corporation (the "Company") to Ingalls & Snyder Value Partners, L.P. (the "Holder"). Pursuant to Section 7(g) of the Notes, the Company hereby certifies that, by agreement between the Company and the Holder, an adjustment to the Conversion Price (as defined in the Notes) has occurred pursuant to the provisions of Section 7(e)(B) of the Notes, and the Holder of the Notes is hereby given notice of such adjustment and the facts giving rise thereto, all as set forth below.

         On March 4, 2003, the Company, the Holder and certain other parties entered into that certain Common Stock Purchase Agreement (the "Agreement") for the sale of ten million shares of the Company's common stock (the "Shares") at a price of $1.00 per share. In connection with the sale of the Shares by the Company under the Agreement and pursuant to the provisions of Section 7(e)(B) of the Notes, the Conversion Price of the Notes shall be reduced to $1.00 per share. No other adjustment to the terms of the Notes would be made on account of the transactions contemplated by the Amendment.

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         IN WITNESS WHEREOF, the undersigned has caused this written certificate to be executed by a duly authorized officer as of March 12, 2003.

                                          BOSTON LIFE SCIENCES, INC.

                                          By: /s/ Joseph P. Hernon
                                              --------------------
                                              Name:  Joseph P. Hernon
                                              Title: Chief Financial Officer

Acknowledged and agreed,

INGALLS & SNYDER VALUE PARTNERS, L.P.

By: /s/ Robert L. Gipson
   --------------------------
      Name: Robert L. Gipson
      Title: General Partner

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